Exscientia Plc
The Schrodinger Building
Oxford Science Park
Oxfordshire
OX4 4GE

23 March 2023

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-60315) of Exscientia Plc of our report dated March 23, 2023 relating to the financial statements, which appears in this Form 20-F.

Yours sincerely,

/s/ PricewaterhouseCoopers LLP
Reading, UK
March 23, 2023
PricewaterhouseCoopers LLP, 3 Forbury Place, 23 Forbury Road, Reading, Berkshire RG1 3JH
T: +44 (0) 1189 597 111, F: +44 (0) 1189 383 020, www.pwc.co.uk
PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is
1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.